Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements (No. 333-11097, 333-137943, and 333-120633) on Form S-8 and registration statement (No. 333-180648) on Form S-3 of Mitcham Industries, Inc. of our reports dated April 8, 2015, relating to our audits of the consolidated financial statements, the financial statement schedule, and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2015.

Hein & Associates LLP

Houston, Texas

April 8, 2015